Exhibit 10.7

THE AVENTINE

OFFICE LEASE

This Office Lease (the “Lease”), dated for reference purposes only as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between GLENBOROUGH AVENTINE, LLC, a Delaware limited liability company (“Landlord”), and TRACON PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Lease Reference Date:	February 10, 2011

2. Premises (Article 1).

2.1 Building Address & Rentable Area:

8910 University Center Lane, San Diego, CA 92122, in the Building known as “The Aventine.” The mixed-use development of which the Building is a part is also referred to, collectively, as “The Aventine.”

Rentable square feet: approximately 217,156.

2.2 Premises:	Approximately 3,548 rentable square feet of space located on the seventh (7th) floor of the Building and commonly known as Suite 700, as further set forth in Exhibit A to the Office Lease.

3. Lease Term (Article 2).

3.1 Length of Term:	36 months (plus any partial month prior to March 1, 2011).

3.2 Commencement Date:

Upon full and final execution and delivery of the Lease, provided, however, subject to the Base Rent abatement provisions as set forth in Section 4 below, Tenant’s obligation to pay Rent shall not commence until March 1, 2011. By way of example, if the Lease is executed on February 8, 2011, Tenant shall not be obligated to pay rent until March 1, 2011.

3.3 Expiration Date:	February 28, 2014.

4. Base Rent (Article 3):

Period During Lease Term	Monthly Installment of Base Rent

March 1, 2011 – February 29, 2012	$7,983.00 *

March 1, 2012 – February 28, 2013	$8,222.49 *

March 1, 2013 – February 28, 2014	$8,469.16 *

* Notwithstanding anything herein to the contrary, so long as Tenant is not in default under the Lease, beyond any applicable notice and cure period, Tenant’s Base Rent shall be abated by $7,983.00 for the month of March, 2011, by $8,222.49 for the month of March, 2012, and by $8,469.16 for the month of March, 2013.  Nothing herein shall be construed as abating any Additional Rent or other sums due under the Lease.

5. Base Year (Article 4):	Calendar year 2011.

6. Tenant’s Share (Article 4):	Approximately 1.63%.

7. Permitted Use (Article 5):

General office use consistent with a first-class office building, but not for use as a medical office, dental office, government office, call center or server farm, or for any high density or high pedestrian traffic use.

8. Security Deposit (Article 21):	$7,983.00.

9. Parking Spaces (Article 28):

Up to eleven (11) unreserved parking spaces, of which, subject to the terms of Article 28 of the Lease, zero (0) spaces shall be for the use of a reserved parking space.  Tenant shall only be charged for parking spaces actually utilized.  During the initial Term of this Lease, the charge for parking shall be $50.00 per month per unreserved parking space.  Tenant shall pay a one-time non-refundable charge in the amount of $40.00 (subject to adjustment from time to time by Landlord) per parking space for a transmitter to open the parking garage gate.

10. Address of Tenant (Section 29.18):	Tracon Pharmaceuticals, Inc. 8910 University Center Lane, Suite 700 San Diego, CA 92122

11. Address of Landlord (Section 29.18):	Glenborough Aventine, LLC c/o Glenborough 400 South El Camino Real, Suite 1100 San Mateo, CA 94402-1708 ATTN: Legal Department

12. Rent Payment Address (Article 3)	Glenborough Aventine, LLC P.O. Box 82562 Goleta, CA 93118-2562

13. Broker(s) (Section 29.24):	Landlord’s Broker: Cushman & Wakefield of San Diego, Inc. 4435 Eastgate Mall, Suite 200 San Diego, CA 92121 and Tenant’s Broker: Irving Hughes 655 West Broadway, Suite 1650 San Diego, CA 92101

14. Guarantor:	None.

15. Tenant Improvement Allowance (Exhibit D)

None.  Tenant to accept the Premises in their “as-is” condition with no alterations, additions, or improvements promised by Landlord.  Tenant intends to perform minor alterations in the Premises consisting of removing existing built-in shelving and millwork (“Tenant’s Work”). Tenant’s contractor shall provide all insurance required by Landlord’s Property Manager and shall name Landlord as additional insured.  Landlord hereby consents to such Tenant’s Work.

16. Additional Insured (Section 10.4):

Property Manager: Glenborough Aventine, LLC, a Delaware limited liability company; Glenborough, LLC, a Delaware limited liability company; Glenborough Fund XII, LLC, a Delaware limited liability company, and together with the Related Parties listed in Section 10.4 of the Lease.

17. Exhibits:	Exhibit A – Outline of Premises Exhibit B – Rules & Regulations Exhibit C – Form of Notice of Lease Term Dates Exhibit D – Not Applicable. Exhibit E – Form of Tenant’s Estoppel Certificate

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1                            Premises, Building, Project and Common Areas.

1.1.1                The Premises.   Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”).  The outline of the Premises is set forth in Exhibit A attached hereto.  Subject to Section 1.2, below, Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Premises shall be as set forth in Section 2.2 of the Summary.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction or configurations of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the access ways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below.  Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises beyond their existing condition and configuration as of the date of full and final execution and delivery of this Lease and Tenant accepts the Premises in their “as-is” condition.  Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease.  The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, configuration, condition and repair.

1.1.2                The Building and The Project.  The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”).  The Building is part of a mixed use project also currently known as “The Aventine.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which may be improved with landscaping, above ground and subterranean parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) those certain other buildings or facilities located in the vicinity of the Building and commonly known as Aventine Hotel, The Sporting Club, and Restaurant Court Parcel, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto whether inside or outside of the current boundaries of the Project.

1.1.3                Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants, guests, invitees and owners at the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants or other owners, are collectively referred to herein as the “Common Areas”).  The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the Common Areas external to the Building but serving the Building’s tenants and any other portions of the Project reasonably designated as such by Landlord.  The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building (e.g. lobby, corridors, elevators) or in its immediate surround (e.g. walkways, landscaping for the Building) or reasonably designated as such by Landlord.  The manner in which the Common Areas are maintained, operated, and made available shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas.

1.2                            Verification of Rentable Square Feet of Premises and Building.  For purposes of this Lease, the “rentable square feet” of the Premises shall be measured using the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 - 1996 (“BOMA”) as a guideline.  In the event that the rentable area and/or usable area of the Premises, the Building and/or the Project shall hereafter change due to (i) a re-measurement and/or recalculation by Landlord of the rentable area and/or usable area of all premises in the Building on a uniform basis or (ii) subsequent alterations and/or other modifications to the Premises, the Building and/or the Project, then the rentable area and/or usable area of the Premises, the Building and/or the Project, as the case may be, shall be appropriately adjusted as of the date of such re-measurement or such alteration and/or other modification, respectively, based upon the written verification by Landlord’s space planner or Landlord’s space management firm of such revised rentable area and/or usable area.  In the event of any such adjustment to the rentable area and/or usable area of the Premises, the Building and/or the Project, all amounts, percentages and figures appearing or referred to in this Lease based upon such rentable area and/or usable area (including the amount of the “Rent” and any “Security Deposit,” as those terms are defined in Article 4 and Article 21 of this Lease, respectively) shall be modified in accordance with such determination.  If other floors of the Building are in shell condition, the load factor may vary.  Premises which are not yet demised (common area corridors and/or boundary walls have not been fully constructed) are subject to re-measurement upon completion of construction, and load factors (rentable vs. usable area) are subject to re-calculation upon completion of tenant improvements on the floor on which the Premises are located and/or on conversion of floors from single to multi-tenant use and vice versa.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Expiration Date”) unless this Lease is sooner terminated as hereinafter provided.  If Landlord is delayed in delivering possession of the Premises to Tenant for any reason other than Landlord’s willful refusal to deliver the Premises when Landlord is otherwise reasonably capable of such delivery, then Landlord shall not be subject to any liability whatsoever to Tenant for such delay, and such failure shall not impair the validity of this Lease or the obligations of Tenant hereunder.  For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided that, if the Commencement Date shall be other than the first day of a calendar month, then the first Lease Year shall commence on the Commencement Date and shall end on February 29, 2012; and further provided that, the last Lease Year shall end on the Expiration Date.  At any time during the Lease Term, Landlord may deliver to Tenant a Notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof.  Tenant’s failure to execute and return such Notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such Notice is as set forth therein.

ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord at the Rent Payment Address set forth in Section 12 of the Summary, or, at Landlord’s sole option, at such other place as Landlord may from time to time designate in writing, by a check or generally accepted electronic funds transfer alternative (e.g., ACH) for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever.  Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease.  Base Rent for any initial partial calendar month shall be payable on delivery of the Premises.  If any Rent payment date (including the Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall be a proportionate amount of a full calendar month’s Rent based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs.  All other payments or adjustments required to be made under the terms of this Lease or any future extension or amendment hereof that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1                            General Terms.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay (a) “Tenant’s Share,” as that term is defined in Section 4.2.7 of this Lease, of the annual “Insurance Expenses,” as that term is defined in Sections 4.2.4 of this Lease, which are in excess of the amount of Insurance Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1 of this Lease, plus (b) Tenant’s Share of the annual “Operating Expenses,” as that term is defined in Section 4.2.5 of this Lease, which are in excess of the amount of Operating Expenses applicable to the Base Year, plus (c) Tenant’s Share of the annual “Tax Expenses,” as that term is defined in Section 4.2.6 of this Lease, which are in excess of the amount of Tax Expenses applicable to the Base Year; provided, however, in no event shall any decrease in Insurance Expenses, Operating Expenses or Tax Expenses, as the case may be, for any “Expense Year,” as that term is defined in Section 4.2.3 of this Lease, below Insurance Expenses, Operating Expenses or Tax Expenses, respectively, for the Base Year entitle Tenant to any decrease in Base Rent or any credit against any Additional Rent or other sums due under this Lease.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2                            Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1                “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2                “Direct Expenses” shall mean “Insurance Expenses,” “Operating Expenses” and “Tax Expenses.”

4.2.3                “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4                “Insurance Expenses” shall mean the cost of all insurance (including premiums, deductibles, insurance brokerage fees and risk manager fees) carried by Landlord in connection with the Building, other portions of the Project owned by Landlord, and those portions of the Project to the extent serving the Building (e.g., Project Common Areas).  Landlord may carry some or all of the said insurance under a blanket policy or policies which cover other properties owned or managed by Landlord or any affiliates of Landlord, in which event Insurance Expenses shall include an equitable allocation of the cost of such insurance, as determined by Landlord.  In the event Landlord adds or discontinues any special risk insurance, such as earthquake insurance, during the Term, then the Base Year and any applicable Expense Years shall each be adjusted by such addition or discontinuance.  In the event Landlord self-insures any risks, the costs thereof shall be treated as insurance premiums provided that such costs do not exceed third-party insurance premiums for comparable coverage.

4.2.5                “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, monitoring, repair, replacement, restoration or operation of the Building, other portions of the Project owned by Landlord, and those portions of the Project to the extent serving the building (e.g., Common Areas).  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building, other portions of the Project owned by Landlord, and those portions of the Project to the extent serving the Building (e.g., Common Areas); (iv) the cost of parking area operation, repair, restoration, and maintenance; (v) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Building, other portions of the Project owned by Landlord, and those portions of the Project to the extent serving the building (e.g., Common Areas); (vi) payments under any equipment rental agreements and the fair rental value of any management office space; (vii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance, property accounting, and monitoring of the Building, other portions of the Project owned by Landlord, and those portions of the Project to the extent serving the Building (e.g., Common Areas); (viii) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building or the Project, including any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, “Underlying Documents”); (ix) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building, other portions of the Project owned by Landlord, and those portions of the Project to the extent serving the Building (e.g., Common Areas); (x) the cost of janitorial, alarm, attendant, and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and roof membranes and re-roofing; (xi) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building, other portions of the Project owned by Landlord, and those portions of the Project to the extent serving the Building (e.g., Common Areas); (xii) the cost of capital improvements or other costs incurred in connection with the Building, other portions of the Project owned by Landlord, and those portions of the Project to the extent serving the Building (e.g., Common Areas) (A) which are intended to effect economies in operation or maintenance, or to reduce current or future Operating Expenses or to enhance the fire/life-safety systems, access control, or monitoring, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation effective or enacted after the Commencement Date; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over the useful life of such capital expenditure as reasonably determined by Landlord; and (xiii) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses, and (xiv) cost of tenant relation programs reasonably established by Landlord.  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)                               costs, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Building, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Building after the Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building (excluding, however, such costs relating to any Common Areas);

(b)                              except as set forth in items (x), (xi), and (xii) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(c)                               costs for which the Landlord is reimbursed by any tenant or occupant of the Project and/or Building or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company or directly reimburses Landlord;

(d)                              any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)                               costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Building (but Direct Expenses shall specifically include, but not be limited to, accounting costs associated with the operation of the Building).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and property management, or between Landlord and other tenants or occupants;

(f)                                the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on other projects;

(g)                               amount paid as ground rental for the Building by the Landlord;

(h)                              except for a property management fee, overhead and profit increment paid to Landlord or to subsidiaries or affiliates of the Landlord for services to the extent the costs thereof exceed those rendered by qualified, first-class unaffiliated third parties;

(i)                                  any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord (which shall specifically exclude the parking facilities), provided that any compensation paid to any concierge at the parking lot serving the Building shall be includable as an Operating Expense;

(j)                                  rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Building which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition at the Building or affecting Common Areas;

(k)                              all items and services for which Tenant or any other tenant directly and fully reimburses Landlord;

(l)                                  rent for any office space occupied by property management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project; and

(m)                          costs arising from the gross negligence or willful misconduct of Landlord or its employees.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.  If the Building is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Building been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.  Operating Expenses for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements.  In no event shall the components of Operating Expenses for any Expense Year related to Building monitoring/access control or utility costs be less than the components of Operating Expenses related to Building monitoring/access control or utility costs, respectively, in the Base Year.

4.2.6    Taxes.

4.2.6.1      “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with Landlord’s ownership, leasing and/or operation of the Building, other portions of the Project owned by Landlord, or those portions of the Project to the extent serving the Building (e.g., Common Areas), or any portions thereof.  Without limiting the generality of this Section 4.2.6.1, if at any time prior to or during the Term any sale, refinancing or change in ownership of the Building is consummated, and if Landlord reasonably anticipates re-assessment as a result thereof, but that such reassessment may not be completed during the applicable calendar year, then for all purposes under this Lease, Landlord will calculate Tax Expenses applicable to such calendar year and thereafter based upon Landlord’s good faith estimate of the Tax Expenses which will result from such reassessment.  Upon the finalization of any such reassessment and Landlord’s determination of actual Tax Expenses applicable to the Base Year and all Expense Years subsequent thereto, as applicable, Landlord shall have the right to adjust the applicable Tax Expenses therefor and, upon such adjustment, Landlord or Tenant, as appropriate, shall promptly make such reconciliation payment (which, in the case of Landlord, may be made in the form of a credit against the installment(s) of Tenant’s Share of Tax Expense Excess next coming due) as may be necessary in order that Tenant pays Tenant’s Share of actual Tax Expense Excess for each such Expense Year.

4.2.6.2      Tax Expenses shall include, without limitation: (i) Any tax on the rent (excluding income tax to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building), as further provided in Section 4.2.6.3 below), right to rent or other income from the Building, or any portion thereof, or as against the business of leasing the Building, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Building’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof (excluding income tax to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building), as further provided in Section 4.2.6.3 below); and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.6.3      Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred, but shall not be included in calculating any Base Taxes.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for Tax Expenses for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses.  Notwithstanding anything to the contrary contained in this Section 4.2.6 (except as set forth in Section 4.2.6.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes imposed on income from all sources, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6.4      The amount of Tax Expenses for the Base Year attributable to the valuation of the Building and its appurtenances, inclusive of tenant improvements, shall be known as the “Base Taxes”.  If in any comparison year subsequent to the Base Year, the amount of Tax Expenses decreases below the amount of Base Taxes, then for purposes of all subsequent comparison years, including the comparison year in which such decrease in Tax Expenses occurred, the Base Taxes, and therefore the Base Year, shall be decreased by an amount equal to the decrease in Tax Expenses.

4.2.7    “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3       Cost Pools.  Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses among different portions or occupants of the portions of the Project owned by Landlord (the “Cost Pools”), in Landlord’s reasonable discretion.  Such Cost Pools may include, but shall not be limited to, the office space tenants of the Building, and the restaurant tenants in the Restaurant Court Parcel portion of the Project.  The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4       Calculation and Payment of Additional Rent.  If for any Expense Year ending or commencing within the Lease Term, Insurance Expenses for such Expense Year exceed Insurance Expenses applicable to the Base Year (“Insurance Expense Excess”) and/or Operating Expenses for such Expense Year exceed Operating Expenses applicable to the Base Year (“Operating Expense Excess”) and/or Tax Expenses for such Expense Year exceed Tax Expenses applicable to the Base Year (the “Tax Expense Excess”), then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount (referred to herein as “Tenant’s Direct Expense Excess”) equal to the sum of Tenant’s Share of the Insurance Expense Excess, if any, plus Tenant’s Share of the Operating Expense Excess, if any, plus Tenant’s Share of the Tax Expense Excess, if any.

4.4.1    Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall endeavor to give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Direct Expense Excess (pro-rated as needed if the Lease Term ends or commences part way through the calendar year).  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if a Tenant’s Direct Expense Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of such Tenant’s Direct Expense

Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Tenant’s Direct Expense Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Direct Expense Excess for the Expense Year in which this Lease terminates, if a Tenant’s Direct Expense Excess is present, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Tenant’s Direct Expense Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2    Statement of Estimated Direct Expenses.  In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated amount of Tenant’s Direct Expense Excess for the then-current Expense Year (the “Estimated Excess”) as calculated by comparing the components of Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of the components of Direct Expenses for the Base Year.  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts already paid pursuant to this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5       Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1    Tenant shall be liable for and shall pay at least ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2    If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3                Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, including the Building’s parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.  Such amounts shall not be reduced by Tenant’s Share.

4.6                            Landlord’s Books and Records.  Within forty-five (45) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and which accountant shall not be compensated on a contingency fee or similar basis related to the result of such audit), designated by Tenant, may, after reasonable Notice to Landlord and at reasonable times subject to Landlord’s reasonable scheduling requirements, inspect Landlord’s records at Landlord’s offices where such records are kept and/or where the accounting personnel responsible for calculating Direct Expenses work; provided that Tenant is not then in Default under this Lease and Tenant has paid all amounts required to be paid under the applicable Statement; and further provided that such inspection must be completed within thirty (30) days after Landlord’s records are made available to Tenant.  Tenant agrees that any records of Landlord reviewed under this Section 4.6 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant’s accountant, and Tenant’s accountant must enter into a commercially reasonable confidentiality agreement with Landlord prior to commencing the audit.  If, within ten (10) days after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such Direct Expenses included in the Statement, then a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord, which certification shall be final and conclusive; provided, however, if the actual amount of Direct Expenses due for that Expense Year, as determined by such certification, is determined to have been overstated by more than six percent (6%), then Landlord shall pay the reasonable fees of Tenant’s audit and the reasonable costs associated with such certification, in each instance exclusive of travel expenses.  Tenant’s failure (i) to take exception to any Statement within forty-five (45) days after Tenant’s receipt of such Statement or (ii) to timely complete its inspection of Landlord’s records or (iii) to timely notify Landlord of any remaining dispute after such inspection shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement, which Statement shall be considered final and binding.

ARTICLE 5

USE OF PREMISES

5.1                            Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.  Unless expressly provided otherwise, the Premises shall not be used as a medical office, dental office, government office, call center or server farm, or for any high density or high pedestrian traffic use.

5.2                            Prohibited Uses.  Tenant covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of this Lease or of the Rules and Regulations set forth in Exhibit B, attached hereto, or in violation of the laws of the United States of America, the State in which the Project is located, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or of any Underlying Documents.  A violation of the Rules and Regulations by Tenant shall be deemed a Default under this Article 5.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with standard Building operations or the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all Underlying Documents now or hereafter affecting the Project.

5.3                            Compliance With Law.  Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any declarations, covenant, condition or restriction or law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated.  At its sole cost and expense, Tenant shall promptly comply with all such governmental measures.  Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations.  Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 5, including the Americans With Disabilities Act of 1990, as amended (ADA), whether or not the necessity for compliance is triggered by Tenant’s use of the Premises, and Tenant, at its sole cost and expense, shall make any changes to the Premises required to accommodate Tenant’s employees with disabilities (it being understood that all work performed by Tenant pursuant to this Section 5.3 shall be subject to the terms and conditions of Article 8, below).  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 6

SERVICES AND UTILITIES

6.1                            Standard Tenant Services.  Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1                Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises during normal “Building Hours” (as defined in the Rules and Regulations set forth in Exhibit B, attached hereto), except for the date of observation of New Year’s Day, Martin Luther King Jr.  Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”), and provided further that HVAC shall be provided on Saturdays upon Tenant request only.

6.1.2                Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment, for lighting during normal Business Hours (except Holidays) and power reasonably suitable for the Permitted Use, taking into account Tenant’s usage of personal computers and other office machines to the extent such usage is consistent with the usage employed by general office users in the Building and at buildings located in the submarket in which the Building is located that are comparable to the Building in class, age and size; provided further that Tenant’s electrical usage shall be subject to applicable laws and regulations.  Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-building standard lighting fixtures within the Premises, which shall be replaced/installed only by Landlord.  Landlord shall replace building standard light bulbs/tubes (but not starters or ballasts) at no charge to Tenant.

6.1.3                Landlord shall provide untreated city water from the regular Building outlets for lavatory and toilet purposes in the Building Common Areas.

6.1.4                Landlord shall provide building standard janitorial services to the Premises, except for weekends and the date of observation of the Holidays, in and about the Premises.

6.1.5                Subject to emergencies, Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, shall have at least one elevator available at all other times, including on the Holidays.

6.1.6                Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord and subject to charge for after-hours usage.

6.1.7                Subject to the provisions of this Lease and such reasonable access control as Landlord may from time to time determine (with which Tenant and its employees shall comply), Tenant shall have access to the Building and the Premises twenty-four (24) hours per day, seven (7) days per week; provided, however, notwithstanding the foregoing, neither Landlord nor any of the “Landlord Parties,” as that term is defined in Section 10.1, below, shall in any case be liable for personal injury, property damage or otherwise for any error with regard to the admission to or exclusion from the Building or Project of any person.  Tenant acknowledges and agrees that any access control provided after Building Hours is at a level consistent with reducing uninvited persons, vandalism, and graffiti, and is not intended to assure personal safety or to prevent losses from theft.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2                            Overstandard Tenant Use.  Tenant shall not, without Landlord’s prior written consent, use heat-generating machines (Energy Star photocopiers and computer printers excepted), machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease.  If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the actual cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices.  Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation and if it does, Tenant shall be responsible for upgrading same at its sole cost and expense.  Subject to the terms of Section 29.31, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises (other than personal computers and local area networks), without the prior written consent of Landlord.  If Tenant desires to use heat, ventilation or air conditioning or overhead lighting during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior Notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost per zone to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.

6.3                            Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services, if any), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or breach or Default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including loss of profits or other consequential damages, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment to the extent located therein (including plumbing fixtures and equipment such as dishwashers, garbage disposals, refrigerators, coffee makers and Insta Hot and similar dispensers), and the portion of the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term.  In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a fifteen percent (15%) supervisory fee forthwith upon being billed therefor.  Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the base building systems and equipment of the Building, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith.  Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.  Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1                            Landlord’s Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises, including any cabling or fixturization, but excluding minor fixturization incidental to installation of workstations (collectively, the “Alterations”), without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alterations which modify the structural portions or the systems or equipment of the Building, are visible from the exterior of the Building or would reduce the marketability of the Premises or their fair market rental rate.  Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days Notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations are decorative only or cosmetic in nature (i.e., installation of carpeting or painting of the Premises using building standard materials, finishes and colors and not visible from the exterior of the Premises).

8.2                            Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord and the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, diligently and without material cessation, delay or interruption, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the municipality in which the Building is located all in conformance with Landlord’s construction rules and regulations and reasonable additional directives; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues.  In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building.  The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells, paths of travel and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located.  In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project.  Tenant shall not use (and upon Notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the recorder of the county in which the Building is located in accordance with Section 3093 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute (failing which, Landlord may itself execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant’s agent for such purpose), and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built”

drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3                            Payment for Improvements.  If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations.  If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to Landlord’s then current standard fee to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.  If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work plus a meeting and review fee equal to six percent (6%) of the total hard cost of the work.

8.4                            Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5                            Landlord’s Property.  All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord (specifically excluding trade fixtures and the equipment installed by Tenant upon taking possession of the Premises), except that Tenant may remove any fixtures and/or equipment (e.g., additional HVAC or chillers) which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord.  Furthermore, Landlord may, by Notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations and/or improvements and/or systems and equipment within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, (i) Landlord may do so and may charge the cost thereof to Tenant, and (ii) Tenant shall be deemed to be in holdover until such time as the removal and restoration is completed (and, accordingly, the terms of Article 16 of this Lease shall be applicable during such period).  Tenant hereby protects, defends, indemnifies and holds the Landlord Parties harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.  Landlord shall not under any circumstances be liable to any equipment lessor or construction lender for loss or other impairment of their collateral.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including reasonable attorneys’ fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord Notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after Notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or if required by law shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1                    Indemnification and Waiver.  Except to the extent arising from the gross negligence or willful misconduct of Landlord, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including court costs, reasonable attorneys’ fees and expert witness fees) incurred in connection with or arising from any cause in, on or about the Premises (including a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, and such claim is not caused by the gross negligence or willful misconduct of Landlord, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2                    Landlord’s Insurance.  Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage.  Such coverage shall be in such amounts, with such deductibles, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.  Landlord shall also carry rent continuation insurance.  Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof.  Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building (provided that in no event shall Landlord be required to carry, although it may at its sole option carry, earthquake insurance).  Landlord may carry some or all of the insurance in connection with the Project under a blanket policy or policies which cover other properties owned or managed by Landlord or any affiliates of Landlord, in which event Insurance Expenses shall include an equitable allocation of the cost of such insurance, as determined by Landlord.  Landlord may also elect to carry some or all of the insurance in connection with the Project by a program of co-insurance and/or self-insurance.  Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises.  If Tenant’s conduct or use of the Premises (regardless of Landlord’s approval of said use) causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase.  Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3                    Tenant’s Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1        Commercial General Liability Insurance (ISO occurrence form CG 00 01 or its substantially similar successor form) covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence $3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate 0% Insured’s participation

10.3.2        Commercial Property Insurance (ISO special causes of loss form CP 10 30 or its substantially similar successor form) covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) any improvements which exist in the Premises as of the Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises.  Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts not to exceed $5,000.00) without deduction for depreciation of the covered items and in amounts that meet any co-

insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including vandalism and malicious mischief, theft, water damage of any type (including sprinkler leakage and bursting or stoppage of pipes), and explosion, and providing business interruption coverage for a period of one year.

10.3.3        Worker’s Compensation Insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability Insurance with limits not less than $1,000,000.00 per accident for bodily injury or disease.

10.3.4        Business Auto Liability Insurance with limits of not less than $1,000,000.00 per accident.

10.3.5        Business interruption, loss of income and extra expense insurance in amounts sufficient to pay for Tenant’s expenses and lost income attributable to perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises as a result of such perils.

10.4                    Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) name as additional insureds Landlord, and the other Additional Insureds listed in Section 16 of the Summary, and any other party Landlord hereafter so specifies to Tenant via written Notice, together with their “Related Parties” defined as their parents, affiliates, managers, members, directors, officers, employees, subsidiaries, successors, lenders (if required by loan agreements), and their successors and assigns, it being the intent of this Section to trigger the additional insured coverage under any “automatic additional insured” provision of, or endorsement to, Tenant’s insurance policies; (ii) specifically cover the liability assumed by Tenant under this Lease, including Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A:X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior Notice shall have been given to Landlord and any mortgagee of Landlord.  Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Commencement Date and at least ten (10) days before the expiration dates thereof.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor, together with a fifteen percent (15%) service charge.

10.5                    Subrogation.  Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and, except with respect to any applicable deductible amounts, Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses (except with respect to any applicable deductible amounts), and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder.  The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6                    Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1                    Repair of Damage to Premises by Landlord.  If, during the Term of this Lease, the Premises or portions of the Building or Project necessary for Tenant’s reasonable use and occupancy of the Premises are damaged by fire or other casualty covered by property damage insurance carried by either party, Landlord shall take diligent steps to adjust the loss, secure a building permit, and restore the Premises, Building, and Project as required, provided (a) such repairs can, in Landlord’s reasonable opinion, be substantially completed within one hundred eighty (180) days of the date a permit for such repairs is issued by the governing authority, (b) insurance proceeds are available to pay eighty percent (80%) or more of the cost of restoration (taking into account any changes in building codes and/or other additional requirements imposed by the building department), (c) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall not require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall not terminate the ground lease, as the case may be, (d) the damage does not occur during the last twelve (12) months of the Lease Term and (e) Tenant performs its obligations hereunder.  Tenant understands and agrees that the Premises, Building, and or Project may not be restored identically as before, due to changes in building or zoning codes and/or Landlord’s desire to reconfigure the Building or Project.  Tenant shall promptly notify Landlord of any such damage or destruction and shall take reasonable steps to prevent further damage and to secure the Premises, until Landlord has had a reasonable time in which to assume such responsibilities.  Within not more than one hundred twenty (120) days after the damage or destruction, Landlord shall give written Notice to Tenant (the “Damage or Destruction Notice”) of its intent to restore the Premises, Building, and/or Project, or to terminate the Lease as a result of the failure of one or more of the conditions set forth in (a)-(e) above, in which case, Landlord’s Damage or Destruction Notice shall also include a termination date giving Tenant thirty (30) days to vacate the Premises.  Landlord may elect to restore the Premises, Building, and/or Project notwithstanding the failure of any of the conditions set forth in clauses (a)-(e) above.  The Damage or Destruction Notice shall also, if Landlord is required to or elects to restore, set forth Landlord’s reasonable estimate of the time required for restoration after issuance of any required building permit.  This Lease shall continue in full force and effect, but, provided no act of Tenant has impaired Landlord’s recovery under its rental interruption insurance, Tenant shall be entitled to a proportionate reduction of Rent to the extent Tenant’s use of the Premises is impaired, commencing with the date of damage and continuing until substantial completion of the restoration.

11.2                    Landlord’s Work/Tenant’s Work.  Landlord, at its sole option, may perform the entire work necessary to restore both the shell of the Building and the Tenant Improvements and Original Improvements, or may require Tenant to perform the construction necessary to restore the Tenant Improvements and Original Improvements, if the same were constructed by Tenant and not by Landlord and comprise a substantial portion of the improvements in the Premises.  Provided Landlord performs the entirety of the work, Tenant shall assign to Landlord (or any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease.  If Tenant’s insurance proceeds are insufficient to cover the costs of restoring the Tenant Improvements and Original Improvements in the Premises, Tenant shall deposit the difference with Landlord prior to the commencement of construction.  Notwithstanding anything to the contrary contained herein, if Landlord elects to restore and Tenant fails to perform any of its obligations hereunder, or an event of Default has occurred, Landlord may cease performing the restoration work and Landlord’s obligations under this

Article 11 shall be forgiven until such time as such Default is cured pursuant to the terms of this Lease.  Tenant may reasonably reconfigure the Premises during restoration provided (a) reconfiguration will not delay restoration and (b) Tenant’s insurance proceeds and/or a separate contribution from Tenant will be sufficient to pay for the costs of reconfiguration.  Tenant understands and agrees that changes in building codes/ADA may require reconfiguration of the Premises even where Tenant desires to retain the existing configuration.  If Landlord requires Tenant to restore the Premises, rental abatement shall end on the date that Landlord reasonably determines that Tenant, through diligent efforts, should have substantially completed restoration.  Landlord shall not be liable for any loss of business inconvenience or annoyance arising from any repair or restoration of the Premises, Building or Project as a result of any damage from fire or other casualty.

11.3                    Tenant’s Option to Terminate.  Notwithstanding Landlord’s requirement or election to restore the Premises, Building, and/or Project following any damage or destruction, Tenant shall have the right to terminate this Lease on ten (10) days Notice given to Landlord not more than twenty (20) days after Tenant’s receipt of Landlord’s Damage or Destruction Notice, but only if the Damage or Destruction Notice indicates that Landlord reasonably estimates restoration will take more than one hundred eighty (180) days after issuance of any required building permit.  In the event Tenant so terminates this Lease, Tenant shall be entitled to retain that portion of its insurance proceeds applicable to the amortized portion of Landlord’s contribution (if any) to the costs of the Tenant Improvements, but Tenant shall assign to Landlord that portion of its insurance proceeds applicable to the Original Improvements and to the unamortized portion of Landlord’s contribution (if any) to the costs of the Tenant Improvements.

11.4                    Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWA1VER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such cheek or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any Notice shall reinstate, continue or extend the Lease Term or affect any Notice given Tenant prior to the receipt of such monies, it being agreed that after the service of Notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said Notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the surrender, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1                    Transfers.  Tenant shall not, without the prior written consent of Landlord, which is subject to Landlord’s reasonable review and consideration as to assignments and subleases only and Landlord’s review and approval in Landlord’s sole and absolute discretion in all other cases, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which Notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”) which must be separately demisable if not the entirety of the Premises or the entirety of an existing separately demised suite, (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee (and financial statements for such Transferee’s prior two (2) fiscal years) and any proposed guarantor certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E.  Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a Default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees in the amount of $1,500.00, as well as any reasonable professional fees (including property manager’s, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord upon the earlier to occur of Landlord’s consent, or within thirty (30) days after written request by Landlord.

14.2                    Landlord’s Consent.  Landlord shall not unreasonably condition, withhold or delay its consent to any proposed assignment or sublease of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for conditioning, withholding or delaying consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to condition, delay, or withhold consent (as reasonably required, in Landlord’s good faith estimation) to any proposed Transfer where one or more of the following apply:

14.2.1        The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2        The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3        The Transferee is either a governmental agency or instrumentality thereof or a nonprofit organization;

14.2.4        The rent charged by Tenant to such Transferee during the term of such Transfer, calculated using a present value analysis, is less than sixty percent (60%) of the rent being quoted by Landlord at the time of such Transfer for comparable space in the Project for a comparable term, calculated using a present value analysis;

14.2.5        The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.6        The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.7        Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project.

If Landlord consents to any assignment or sublease pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease) or to any other Transfer, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease and subject to any additional reasonable conditions imposed by Landlord, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3                    Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee.  “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred after deducting all of Tenant’s commercially reasonable costs associated with such Transfer, including, but not limited to, brokerage commissions, legal fees and tenant improvements.  “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4                    Landlord’s Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant shall give Landlord Notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined).  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space.  Thereafter, Landlord shall have the option, by giving Notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space.  Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14.  If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5                    Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee (each of whom shall be required to comply with the terms of this Article 14), (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer or a statement that there is no Transfer Premium, (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including in connection with the Subject Space, and (vi) the Transferee shall fully assume this Lease.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.6                    Additional Transfers.  For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or a limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership or partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7                    Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee, if not an assignee, attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in Default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured, but acceptance of any such payments shall not (A) give rise to any fiduciary responsibility to Tenant on the part of Landlord, or (B) create any privity of estate or contract between Landlord and the Transferee that does not already exist.  Such Transferee shall rely on any representation by Landlord that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

14.8                    Non-Transfers.  Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease.  “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1                    Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by an officer of Landlord or, but only for regular expiration on the Expiration Date, by Landlord’s property manager.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2                    Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.  Notwithstanding anything to the contrary in this Lease, all safes, sensitive compartmented information facilities commonly referred to as “SCIF” and raised computer flooring, together with any inter-floor stairs installed by or for Tenant, shall be removed and any resulting damage repaired, unless Landlord consents or directs otherwise within ninety (90) days prior to the Expiration Date.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to one-hundred fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term under this Lease.  Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein other than any option to renew or extend.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project, but shall not modify or amend this Lease as between Landlord and Tenant nor derogate the rights of any mortgagee or purchaser.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant.  Landlord’s interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale whether or not Tenant is included in such proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1                    Events of Default.  The occurrence of any of the following shall constitute a default (“Default”) of this Lease by Tenant:

19.1.1        Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within three (3) days after Notice by wire transfer, ACH credit, or presentation of a cashier’s check drawn on a federally insured bank; or

19.1.2        Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a Default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform, or any breach of, any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after Notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in Default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such Default, but in no event exceeding a period of time in excess of sixty (60) days after initial Notice thereof from Landlord to Tenant; or

19.1.3        Abandonment of the Premises by Tenant; or

19.1.4        The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after Notice from Landlord; or

19.1.5        Tenant’s failure to accept delivery of the Premises when tendered by Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, except that if a longer notice period is provided by law, Tenant shall have the benefit of such longer period.

19.2                    Remedies Upon Default.  Upon the occurrence of any event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1        Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)                                  The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(ii)                              The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)                          The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)                          Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)                              At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2        Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessees breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

19.2.3        Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3                    Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate or renegotiate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of Notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4                    Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express Notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly occupy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons claiming superior title, whether or not by or through Landlord, other than arising under Article 18 hereof.  The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease.  If Tenant Defaults with respect to any provisions of this Lease, including the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to, apply all or any part of the Security Deposit for the payment of any Rent or any other sum then owing and unpaid and Tenant shall, immediately upon demand therefor, pay all such sums to Landlord as “Additional Rent” in order to restore the Security Deposit to its original amount.  Tenant also hereby consents to Landlord’s application of all or part of the Security Deposit to any post-rejection claims that Landlord may have with respect to Tenant’s obligations under this Lease in any bankruptcy proceeding involving Tenant.  Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term.  Tenant shall not be entitled to any interest on the Security Deposit.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute, and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of the Lease, as amended hereby, including all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.  Landlord may commingle the Security Deposit with its other funds and has no fiduciary duty with respect thereto, the only relationship created being that of debtor and creditor.  In the event of a transfer of Landlord’s interest in the Premises, Landlord shall have the right to transfer the Security Deposit to the transferee thereof.  In such event, Landlord shall be deemed released by Tenant from all liability for the return of such Security Deposit and Tenant agrees to look solely to such transferee for the return of said Security Deposit.  No mortgagee, trustee or master landlord shall be liable for the return of the Security Deposit.  Tenant hereby grants to Landlord a security interest in the Security Deposit in accordance with the applicable provisions of the Uniform Commercial Code.  Except as expressly provided herein, Tenant shall have no legal power to assign or encumber the Security Deposit, and the return of the Security Deposit to the Tenant shall completely relieve Landlord of liability with regard thereto.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

Landlord shall have the right to move Tenant to other space in the Building which is reasonably comparable to the Premises in terms of square footage, window line, number of offices, and other general configuration, and all terms hereof shall apply to the new space with equal force; provided that Tenant’s then existing monetary obligations under this Lease shall not be increased as a result of such relocation of the Premises.  In such event, Landlord shall give Tenant prior Notice, shall provide Tenant, at Landlord’s sole cost and expense, with tenant improvements at least equal in quality to those in the Premises and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable.  In addition, Landlord shall reimburse Tenant for the reasonable out of pocket costs and expenses incurred by Tenant in connection with such relocation (e.g., the costs of IT workers to relocate (but not upgrade) Tenant’s IT system and cabling; the costs of moving telephone service (exclusive of new or extra equipment); and the costs of reasonable supplies of replacement stationery), within thirty (30) days of Landlord’s receipt of paid invoices therefor and supporting documentation.  Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises.  Notwithstanding the preceding, Landlord cannot relocate Tenant during the initial thirty-six (36) months of the Lease Term.

ARTICLE 23

SIGNS

23.1                    Tenant Signage.  Building standard identifying signage (suite entry sign and lobby directory strip) shall be provided to Tenant by Landlord, at Tenant’s cost.

23.2                    Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant, including signage within the Premises but visible from the exterior of the Premises.  Tenant may not install any signs on the exterior or roof of the Project or the Common Areas.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.  Tenant may not “tie back” its door or doors to provide additional signage area.

ARTICLE 24

FINANCIAL INFORMATION

At any time during the Lease Term, unless Tenant is publicly owned and posts its financial statements on its webpage, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within three (3) days after Tenant’s receipt of Notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15 (519), published on Monday of each calendar week, or the then-current equivalent of such publication (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT: PAYMENTS BY TENANT

26.1                    Landlord’s Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any Default of Tenant and without releasing Tenant from any obligations hereunder.

26.2                    Tenant’s Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s Defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including all reasonable legal fees and other amounts so expended.  Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable Notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, to current or prospective mortgagees, ground or underlying lessors or insurers and, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment.  Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in any lawful manner; and (C) perform any covenants of Tenant which Tenant fails to perform.  Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes.  Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and reasonably sized and located special security areas designated in advance by Tenant and approved by Landlord.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Tenant shall rent from Landlord, commencing on the Commencement Date, the amount of parking spaces set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking spaces shall pertain to parking on a first-come, first-served, as available basis in the Project parking facility.  Tenant shall not use any space to park more than one vehicle at a time.  Tenant may surrender spaces on not less than thirty (30) days prior Notice at which time Tenant’s right to re-rent such space shall expire.  The location of the reserved parking spaces, if any, shall be designated by Landlord.  Tenant shall pay monthly fees for all parking spaces rented by Tenant, on a monthly basis together with Base Rent, at the prevailing rate charged from time to time.  In addition, Tenant shall be responsible for any increases in taxes imposed by any governmental authority in connection with the renting of such parking spaces by Tenant or the use of the parking facility by Tenant regardless of whether Landlord charges Tenant for such parking separately or at all.  Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project’s parking facilities), Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in Default under this Lease.  Neither Tenant nor its employees shall park automobiles in the Project parking facility overnight.  All vehicles parked in the Project parking facility must be properly licensed in accordance with the laws of the State in which the Project is located and in operable condition.  No oversized vehicles, commercial vehicles or vehicles which would damage the surface of the Project parking facility, shall be permitted to use the Project parking facility.  Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities.  Tenant’s rights hereunder are subject to the terms of any Underlying Documents.  Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements.  Landlord may issue a total number of unreserved spaces for the Project parking facility based on past usage patterns rather than limiting spaces to the number of spaces.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord and, at Landlord’s sole discretion, the monthly fees for parking spaces may be billed by and paid to the parking operator.  The parking spaces rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.  Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.  Landlord may cancel parking spaces which remain unused for ninety (90) days or more.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1                    Terms; Captions.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  Whenever the words “including”, “include” or “includes” are used in this

Lease, they should be interpreted in a non-exclusive manner.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2                    Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3                    No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4                    Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5                    Transfer of Landlord’s Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6                    Prohibition Against Recording.  Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7                    Landlord’s Title.  Landlord’s title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8                    Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant.

29.9                    Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10            Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11            Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12            No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13            Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises.  Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14            Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15            Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16            Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17            Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by statute, order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease or any entry of a judgment for possession of the Premises in favor of the Landlord.

29.18            Notices.  All notices, demands, statements, designations, approvals or other communications (collectively, “Notice”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in Section 11 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made.

29.19            Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20            Authority.  If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Project is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in the state in which the Project is located.

29.21            Attorneys’ Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’, experts’ and arbitrators’ fees and costs, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22            Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State in which the Project is located.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE IN WHICH THE PROJECT IS LOCATED, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE LAW OF THE STATE IN WHICH THE PROJECT IS LOCATED, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.  THE PARTIES ACKNOWLEDGE AND UNDERSTAND THAT THE FOREGOING WAIVER MAY NOT BE CURRENTLY ENFORCEABLE, BUT INTEND THAT IT SHOULD BE ENFORCEABLE SHOULD CURRENT LAW EITHER PERMIT ITS ENFORCEABILITY OR HEREAFTER CHANGE TO PERMIT ITS ENFORCEABILITY.

29.23            Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24            Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Landlord agrees to indemnify and defend Tenant against and hold Tenant harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under Landlord and Tenant agrees to indemnify and defend the Landlord Parties against and hold them harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under Tenant.  Landlord agrees to pay a brokerage commission to Brokers in accordance with the terms of a separate written commission agreement(s) to be entered into between Landlord and Brokers.

29.25            Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26            Project or Building Name and Signage.  Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the

Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27            Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28            Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

29.29            Building Renovations.  It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein.  However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises.  Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

29.30            No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.31            Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith.  All Lines shall be clearly marked with adhesive plastic labels using long-life adhesive (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”).  Notwithstanding anything to the contrary contained in this Lease, unless otherwise instructed by Landlord (by Notice to Tenant), Tenant shall, at Tenant’s sole cost and expense, prior to the expiration or earlier termination of this Lease, remove any Lines located in or serving the Premises (and repair any resulting damage).

29.32            Transportation Management.  Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.33            Development of the Project.

29.33.1  Subdivision.  Landlord reserves the right to further subdivide (including lot line adjustment) all or a portion of the Project and to relocate parking in connection therewith.  Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.33.2  The Other Improvements.  If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant’s rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and for the allocation of a portion of the insurance expenses, operating expenses and tax expenses for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project.  Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.33.3  Construction of Project and Other Improvements.  Tenant acknowledges that portions of the Project and/or the Other Improvements may be subject to demolition or construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc.  which are in excess of that present in a fully constructed project.  Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such demolition or construction.

29.34            USA Patriot Act.

29.34.1  Certification.  Tenant hereby agrees to pay any reasonable out of pocket costs (government fees, investigation or verification fees) incurred by Landlord in connection with compliance with the USA Patriot Act and hereby certifies to Landlord that:

(a)                               Tenant (which, for purposes of the certification contained in this Section 29.34.1, includes its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders and any other constituent entities, and their respective officers, directors, contractors, agents, servants, employees, licensees and invitees) is not in violation of any laws, executive orders or regulations relating to terrorism or money laundering, including Executive Order No. 13224 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001 (Public Law 107-56), enacted October 26, 2001, as amended (the “USA Patriot Act”);

(b)                              Tenant has not been designated as a “Specially Designated National and Blocked Person” or other banned or blocked person, entity, nation or transaction pursuant to the Executive Order, the USA Patriot Act or any other law, order, rule, or regulation, and Tenant does not appear on any of the following lists: (i) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bis.doc.gov/DPUthedeniallist.asp; the Entity List can be accessed from http://www.bis.doc.gov/Entities/Default.htm); (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofacAllsdn.pdf); (iii) the two (2) lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/fs/2001/6531.htm; the List of Debarred Parties can be found at http://www.pmdtc.org/debar059.htm); and (iv) any other list of terrorists, terrorist, organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury, or by any other government or agency thereof (any such designated or listed person, entity, nation or transaction being referred to herein as a “Designated Person or Entity”);

(c)                               Tenant is currently in compliance with and will at all times during the Lease Term (including any extension thereof) remain in compliance with the Executive Order, the USA Patriot Act and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury, and any statute, executive order and other governmental action relating thereto; and

(d)                              Tenant is not engaged in this transaction, directly or indirectly on behalf of or instigating or facilitating this transaction, directly or indirectly on behalf of, any Designated Person or Entity.

29.34.2  Indemnification.  Tenant hereby agrees to indemnify, defend, protect and hold harmless the Landlord Parties harmless from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the certification contained in Section 29.34.1, above.

29.34.3  Right to Cancel Lease.  Landlord reserves the right to terminate this Lease in the event this transaction is now or hereafter prohibited by the USA Patriot Act or other Laws.

29.35            Option to Extend.

29.35.1  Tenant is hereby granted one (1) option to extend the initial Lease Term (the “Option to Extend”) for a period of three (3) years (the “Option Term”).  Upon the proper exercise of the Option to Extend, the Lease Term shall be extended for the Option Term.  Tenant shall not have the right to extend the initial Lease Term if as of the date of delivery of the Option Exercise Notice (as defined below), or as of the end of the initial Lease Term, Tenant is in default under this Lease beyond any applicable notice and cure period.

(a)                               The Option to Extend shall be exercised by Tenant, if at all, by giving written Notice of exercise (the “Option Exercise Notice”) not more than twelve (12) months and not less than eight (8) months prior to the Expiration Date.  Notwithstanding anything herein to the contrary, in the event that Tenant does not properly exercise its Option to Extend or if the Lease Term is hereafter extended by agreement of the parties and not by exercise of Tenant’s Option to Extend, then Tenant’s Option to Extend shall be null and void and of no further force or effect.

(b)                              Base Rent for the Option Term shall be adjusted to fair market Base Rent, as of the commencement of the Option Term, for renewals of comparable term and space in the Building and/or in similar class buildings in the submarket in which the Premises is located.

(c)                               The parties shall have thirty (30) days after Landlord receives the Option Exercise Notice in which to agree on fair market Base Rent during the Option Term.  If the parties agree on the Base Rent for the Option Term during such thirty (30) day period, they shall immediately execute an amendment to this Lease stating the new Base Rent.  If the parties are unable to agree on fair market Base Rent for the Option Term within such thirty (30) day period, the Option Exercise Notice shall be of no effect and this Lease shall expire on the Expiration Date.  The parties to the Lease shall not have the right to have a court or other third party set the Base Rent or force an extension of the Lease Term.

29.35.2  The Option to Extend is granted by Landlord to the Tenant originally named in this Lease and to no other, and is personal as to such entity and shall not be exercised or assigned, voluntarily or involuntarily, by or to anyone or any other entity.  Any assignment of this Option to Extend without Landlord’s prior written consent shall be null and void and, at Landlord’s election, shall constitute a default under the Lease.  Landlord’s consent to an assignment of the Lease shall not also constitute consent to assignment of the Option to Extend unless the Option to Extend is expressly included in Landlord’s consent.

29.36            Moving Allowance.  To help Tenant pay for third party out-of-pocket costs Tenant incurs in connection with moving its furniture and fixtures from the premises that it currently leases to the Premises (collectively, the “Moving Costs”), Landlord shall provide Tenant with an allowance in an amount up to, but no more than $7,096.00 (the “Moving Allowance”).  Notwithstanding anything herein to the contrary, Landlord shall have no obligation to disburse all or any portion of the Moving Allowance unless Tenant demands disbursement thereof prior to June 30, 2011.  The Moving Allowance, or applicable portion thereof, shall be disbursed by Landlord to Tenant within twenty (20) days after Tenant has delivered to Landlord copies of paid invoices from third parties evidencing the amount of the Moving Costs actually paid by Tenant.

[Signature Blocks on next page.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:			TENANT:

GLENBOROUGH AVENTINE, LLC, a Delaware limited liability company			TRACON PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Illegible		By:	/s/ Charles Theuer
	Its	Illegible	Name:	Charles Theuer
			Title:	CEO

By:
Name:
Title:

EXHIBIT B

THE AVENTINE

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.                                    “Building Hours”:      8:00 a.m.  – 6:00 p.m.  WEEKDAYS

8:00 a.m.  – 1:00 p.m.  SATURDAYS

2.                                    Tenant shall not alter or reprogram any lock or install any new or additional locks or bolts on any doors or windows of the Premises, interior or entry door, without obtaining Landlord’s prior written consent.  Tenant shall bear the cost of any lock changes or repairs required by Tenant Omni codes will be furnished by Landlord for the Premises.  Upon the termination of this Lease, Tenant shall restore to Landlord any keys or swipe cards and Landlord shall change any omni codes.  Landlord may charge a reprogramming fee to change omni codes.

3.                                    All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, and except that Landlord may permit some tenants to keep their doors open but only using a magnetic hold-open system, which is tied into the fire system.  In the event of a fire, such doors must be free to automatically close.

4.                                    Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building.  Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building.  Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register.  Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building.  Landlord will furnish passes to persons for whom Tenant requests same in writing.  Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons.  The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

5.                                    No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord.  All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates.  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.  Landlord will not be responsible for loss of or damage to any such safe or property

EXHIBIT B -1-

in any case.  Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

6.                                    No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

7.                                    The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord.  Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8.                                    No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord.  Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

9.                                    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

10.                            Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent.  Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

11.                            Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12.                            Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.

13.                            Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

14.                            Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way.  Tenant shall not throw anything out of doors, windows or skylights or down passageways.

15.                            Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

16.                            No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes.  Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may

EXHIBIT B -2-

be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

17.                            The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary.  Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.  Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

18.                            Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

19.                            Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco or other smoking products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.  Landlord shall designate limited smoking areas for employees.

20.                            Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

21.                            Tenant shall store all its trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the vicinity of the Building without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.  Tenant shall comply with Landlord’s standards relative to waste management and recycling.

22.                            Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

23.                            Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval, of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

24.                            No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes.  All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord.  Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.  Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows

EXHIBIT B -3-

in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

25.                            The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

26.                            Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

27.                            Tenant must comply with the State of California “No Smoking” law set forth in California Labor Code Section 6404.5, and any local “No Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law.  Tenant, Tenant’s employees, agents and invitees shall observe the “No Smoking in the Common Area of the Building” policy, which shall be enforced by Landlord.

28.                            Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project and that if attendants (uniformed or otherwise) are provided and/or monitoring systems or access controls are provided, the same are no assurance of personal safety.  Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide any security measures whatsoever for the Project or any portion thereof.  Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.  Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

29.                            All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

30.                            Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

31.                            No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

32.                            No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

33.                            Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability.  Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as

EXHIBIT B -4-

well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT B -5-

EXHIBIT C

THE AVENTINE

FORM OF NOTICE OF LEASE TERM DATES

To:

Re:                           Office Lease dated                     , 200_ between                       , a                            (“Landlord”), and                     , a                        (“Tenant”) concerning Suite       on floor(s)        (    ) of the office building located at,                         ,                     ,                   .

Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.                                    The Lease Term shall commence on or has commenced on                      for a term of                                    ending on                                   .

2.                                    The approximate number of rentable square feet within the Premises is                    square feet.

3.                                    Tenant’s Share is                           %.

Agreed to and Accepted as
of                   , 201_.

“Tenant”:	“Landlord”:

a	a

By:	By:
Its:	Its:

EXHIBIT C -1-

EXHIBIT D

THE AVENTINE

TENANT WORK LETTER

Not Applicable.

EXHIBIT D -1-

EXHIBIT E

THE AVENTINE

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of                         , 200 by and between                       a                            as Landlord, and the undersigned as Tenant, for Premises on the                   (    ) floor(s) of the office building located at                               , certifies as follows:

1.                                    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.                                    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                         , and the Lease Term expires on                       , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.                                    Base Rent became payable on                         .

4.                                    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.                                    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.                                    Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7.                                    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                      .  The current monthly installment of Base Rent is $                                      .

8.                                    All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.  The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions.

9.                                    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.  Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, whether or not still held by any such prior landlord, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the full amount of such security deposit.

10.                            As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

EXHIBIT E -1-

11.                            If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in                 and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.                            There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.                            Tenant is in full compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials.  Tenant has never permitted or suffered, nor does Tenant have any knowledge of, the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14.                            To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.  All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                              on the          day of                         , 200_.

“Tenant”:

a

By:
Its:

By:
Its:

EXHIBIT E -2-

OFFICE LEASE

The Aventine
8910 University Center Lane, Suite 700
San Diego, CA 92122

GLENBOROUGH AVENTINE, LLC,
a Delaware limited liability company,

as Landlord,

and

TRACON PHARMACEUTICALS, INC.,
a Delaware corporation

as Tenant.

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of   September 16  , 2013, by and between GLENBOROUGH AVENTINE, LLC, a Delaware limited liability company (“Landlord”), and TRACON PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                 Landlord and Tenant are parties to that certain lease dated February 10, 2011 (the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 3,548 rentable square feet (the “Premises”) described as Suite 700 on the seventh floor of the building commonly known as The Aventine located at 8910 University Lane, San Diego, California (the “Building”).

B.                                  The Lease will expire by its terms on February 28, 2014 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                    Extension.  The term of the Lease is hereby extended through April 30, 2017 (the “Extended Expiration Date”). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Extension Date”) and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”.

2.                                    Base Rent.  During the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
3/1/14 — 2/28/15	$36.00	$10,644.00
3/1/15 — 2/29/16	$37.26	$11,016.54
3/1/16 — 2/28/17	$38.56	$11,400.91
3/1/17 — 4/30/17	$39.91	$11,800.06

Notwithstanding the foregoing, so long as no Default exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $5,322.00 (for purposes of this Section 2, “Abated Base Rent”) per month, for the first four (4) consecutive full calendar months of the Extended Term.  Tenant shall be responsible for any Base Rent due after the application of the Abated Base Rent.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

3.                                    Additional Security Deposit.  Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $15,617.12 which shall be added to and become part of the Security Deposit held by Landlord pursuant to Section 8 of the Summary of Basic Lease Information of the Lease and Article 21 of the Lease.  Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $7,983.00 to $23,600.12.

4.                                    Operating Expenses and Tax Expenses.  During the Extended Term, Tenant shall pay for Tenant’s Share of Operating Expenses and Tax Expenses in accordance with the terms of the Lease; provided, however, that during the Extended Term, the Base Year for Operating Expenses and Taxes shall be 2014.

5.                                    Improvements to Premises.

5.1.                        Configuration and Condition of Premises.  Tenant acknowledges that it is in possession of the Premises and agrees to accept it “as is” without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

1

5.2.                        Responsibility for Improvements to Premises. Landlord shall perform improvements to the Premises in accordance with the Extension Work Letter attached hereto as Exhibit A.

6.                                    Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1.                        California Public Resources Code 25402.10.  If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or Security Holder under California Public Resources Code § 25402.10 or any similar Law.

6.2.                        California Civil Code Section 1938.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

6.3.                        Address of Landlord. The Address of the Landlord set forth in Section 11 of the Summary of Basic Lease Information of the Lease is hereby deleted in its entirety and is replaced with the following:

Glenborough Aventine, LLC
c/o Equity Office
6080 Center Drive, Suite 200
Los Angeles, CA 90045
Attn: Market Managing Director

with copies to:

Glenborough Aventine, LLC
c/o Equity Office
8910 University Center Lane, Suite 780
San Diego, CA 92122
Attn: Property Management

and

Glenborough Aventine, LLC
c/o Equity Office
2655 Campus Drive, Suite 100
San Mateo, CA 94403
Attn: Managing Counsel

and

Glenborough Aventine, LLC
c/o Equity Office
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
Attn: Lease Administration

Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord.

6.4.                        Deletion. Section 29.35 of the Lease, entitled “Option to Extend”, is hereby deleted in its entirety and is of no further force and effect.

6.5.                        Permitted Use. No portion of the Premises shall be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Property or its use, operation or value.

2

6.6.                        Parking.  Effective as of the Extension Date, the first three sentences of Section 9 of the Summary of Basic Lease Information of the Lease are hereby deleted in their entirety and are replaced with the following:

“Thirteen (13) unreserved parking spaces, at the rate of $60.00 per space per month, as such rate may be adjusted from time to time to reflect Landlord’s then current rates.  Tenant’s use of such parking spaces shall be subject to Article 28 of the Lease, including, without limitation, Tenant’s right to surrender all or any number of such spaces to Landlord”

7.                                    Other Provisions.  Notwithstanding any contrary provision of the Lease:

7.1.                        Insurance.  Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party (or any party affiliated with or acting on behalf of such other party) for any loss of or damage to property which loss or damage is (or, if the insurance required under the Lease had been carried, would have been) covered by the waiving party’s property insurance. For purposes of this Section only, (a) Tenant shall be deemed to be required to maintain Property and Income Coverage Insurance written on an All Risk or Special Cause of Loss Form, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s property within the Premises; (b) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance; and (c) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed to act on behalf of Landlord.

7.2.                        Landlord’s Liability.  Before entering into or amending any sublease, Tenant shall cause the subtenant to execute and deliver to Landlord an instrument that (i) requires the subtenant, for the benefit of Landlord with respect to the subleased premises, to be bound by each provision of the Lease or hereof that limits the liability of any Landlord Party, and (ii) is in a form reasonably acceptable to Landlord.

7.3.                        Statutory Provisions.  Tenant waives any right to terminate the Lease under California Civil Code § 1995.310.

7.4.                        Miscellaneous.  Tenant represents, warrants and covenants that no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant or any guarantor or subtenant of Tenant is, or at any time during the term of the Lease will be, (a) in violation of any laws relating to terrorism or money laundering, or (b) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

7.5.                        Application.  Notwithstanding any contrary provision hereof, Sections 7.1 through 7.4 above shall not (a) apply to any period occurring before the Extension Date, or (b) limit any obligation of Tenant or any right or remedy of Landlord, or increase Landlord’s obligations, under the Lease (except as may be provided in Section 7.1 above).

8.                                    Miscellaneous.

8.1.                        This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.                        Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.                        In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.                        Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

3

8.5.                        Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

8.6.                        Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Hughes Marino) claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

8.7.                        If Tenant has any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) that was granted to Tenant under the Lease (as determined without giving effect to this Amendment) and that, by virtue of this Amendment, will continue in effect during the Extended Term, then, from and after the Extension Date, such expansion right shall be subject and subordinate to any expansion right (whether such right is designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date of mutual execution and delivery hereof.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

GLENBOROUGH AVENTINE, LLC, a Delaware limited liability company

	By:	/s/ Frank Campbell

	Name:	Frank Campbell

	Title:	Market Managing Director

TENANT:

TRACON PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Charles Theuer

Name:	Charles Theuer

Title:	CEO

4

EXHIBIT A

EXTENSION WORK LETTER

As used in this Exhibit A (this “Extension Work Letter”), the following terms shall have the following meanings:  “Agreement” means the amendment of which this Extension Work Letter is a part.  For purposes of this Exhibit A, “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Extension Work Letter.  For purposes of this Exhibit A, “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1                                        ALLOWANCE.

1.1              Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (for purposes of this Exhibit A, the “Allowance”) in the amount of $6.50 per rentable square foot of the Premises to be applied toward the Allowance Items (defined in Section 1.2 below).  Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Extension Work Letter. Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance by six (6) months after the Extension Date, the unused amount shall be applied by Landlord (until exhausted) towards Tenant’s Base Rent as the same becomes due. Tenant shall be responsible for any Base Rent due after the application of the Allowance.

1.2              Disbursement. Except as otherwise provided in this Extension Work Letter, the Allowance shall be disbursed by Landlord only for the following items (for purposes of this Exhibit A, the “Allowance Items”): (a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below); (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (defined in Section 2.1 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by law; (f) the Landlord Supervision Fee (defined in Section 3.2.2 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

2                                        PLANS AND PRICING.

2.1              Selection of Architect. Landlord shall retain the architect/space planner (for purposes of this Exhibit A, the “Architect”) and the engineering consultants (for purposes of this Exhibit A, the “Engineers”) of Landlord’s choice to prepare all architectural plans for the Premises and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers shall be referred to in this Extension Work Letter as the “Plans.”  Tenant shall be responsiblefor ensuring that all elements of the design of the Plans are suitable for Tenant’s use of the Premises, and neither the preparation of the Plans by the Architect or the Engineers nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility.  Landlord shall cause the Architect and the Engineers to usethe Required Level of Care (defined below) to cause the Plans to comply with law; provided, however,that Tenant, not Landlord, shall be responsible for any violation of law by the Plans resulting fromTenant’s use of the Premises for other than general office purposes.  As used herein, “Required Level of Care” means the level of care that reputable architects and engineers customarily use to cause drawingsand specifications to comply with law where such drawings and specifications are prepared for spaces in buildings comparable in quality to the Building.  Tenant shall be responsible for ensuring that the Plans comply with law to the extent Landlord is not expressly so responsible under this Section 2.1, and neitherthe preparation of the Plans by the Architect or the Engineers nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility.  To the extent that either party (for purposes of this Exhibit A,the “Responsible Party”) is responsible under this Section 2.1 for causing the Plans to comply with law,the Responsible Party may contest any alleged violation of Law in good faith, including by seeking awaiver or deferment of compliance, asserting any defense allowed by law, and exercising any right ofappeal (provided that the other party incurs no liability as a result of such contest and that, aftercompleting such contest, the Responsible Party makes any modification to the Plans or any alteration tothe Premises that is necessary to comply with any final order or judgment).

2.2              Initial Programming Information. Tenant shall deliver to Landlord, in writing, all information necessary in the judgment of Landlord, the Architect and the Engineers for the preparation ofa conceptual space plan for the Premises (for purposes of this Exhibit A, a “Space Plan”), including

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layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, the number and sizes of workstations, number and size of kitchen, copy, reception and storage areas (for purposes of this Exhibit A, collectively, the “Initial Programming Information”). The Initial Programming Information shall be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (for purposes of this Exhibit A, collectively, the “Landlord Requirements”) and shall otherwise be subject to Landlord’s reasonable approval.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Initial Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement.  If Landlord disapproves the Initial Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections.  If Landlord disapproves the Initial Programming Information, Tenant shall modify the Initial Programming Information and resubmit it for Landlord’s review and approval.  Such procedure shall be repeated as necessary until Landlord has approved the Initial Programming Information.

2.3              Space Plan.  After approving the Initial Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant a Space Plan that conforms to the Initial Programming Information.  Such preparation and delivery shall occur within 10 business days after the later of Landlord’s approval of the Initial Programming Information or the mutual execution and delivery of this Agreement.  Tenant shall approve or disapprove the Space Plan by notice to Landlord.  If Tenant disapproves the Space Plan, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Space Plan.  After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Space Plan, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Space Plan that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Space Plan to Tenant for its approval.  Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material.  Such procedure shall be repeated as necessary until Tenant has approved the Space Plan.

2.4              Additional Programming Information.  After approving the Space Plan, Tenant shall deliver to Landlord, in writing, all information that, together with the Space Plan, is necessary in the judgment of Landlord, the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Premises in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvement Work (for purposes of this Exhibit A, the “Construction Drawings”), including electrical requirements, telephone requirements, special HVAC requirements, plumbing requirements, and all interior and special finishes (for purposes of this Exhibit A, collectively, the “Additional Programming Information”).  The Additional Programming Information shall be consistent with the Landlord Requirements and shall otherwise be subject to Landlord’s reasonable approval.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement.  If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections.  If Landlord disapproves the Additional Programming Information, Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s review and approval.  Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information.  If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or the Engineers to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof and, subject to Section 1 above, all costs relating thereto.

2.5              Construction Drawings.  After approving the Additional Programming Information, Landlord shall cause the Architect and the Engineers to prepare and deliver to Tenant Construction Drawings that conform to the approved Space Plan and the approved Additional Programming Information.  Such preparation and delivery shall occur within 10 business days after the later of Landlord’s approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Construction Drawings by notice to Landlord.  If Tenant disapproves the Construction Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Construction Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect and/or the Engineers to revise the Construction Drawings, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Architect or the Engineers to make any revision to the Construction Drawings that is inconsistent with the

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Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Construction Drawings to Tenant for its approval.  Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such mutual execution and delivery) if such revision is material.  Such procedure shall be repeated as necessary until Tenant has approved the Construction Drawings.  The Construction Drawings approved by Landlord and Tenant are referred to in this Extension Work Letter as the “Approved Construction Drawings”.

2.6              Construction Pricing.  Within 10 business days after the Approved Construction Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord’s reasonable estimate (for purposes of this Exhibit A, the “Construction Pricing Proposal”) of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings.  Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal.  If Tenant disapproves the Construction Pricing Proposal, Tenant’s notice of disapproval shall be accompanied by proposed revisions to the Approved Construction Drawings that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.7 below.  Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant.  Upon Tenant’s approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and commence construction relating to such items.

2.7              Revisions to Approved Construction Drawings.  If Tenant requests any revision to the Approved Construction Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the most recent Construction Pricing Proposal, if any, within 10 business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision.  If Landlord has commenced performance of the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision.  Landlord shall not revise the Approved Construction Drawings without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed.

2.8                                                              Time Deadlines.  Tenant shall use its best efforts to cooperate with Landlord and its architect, engineers and other consultants to complete all phases of the Plans, approve the Construction Pricing Proposal and obtain the permits for the Tenant Improvement Work as soon as possible after the execution of this Agreement, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress.  Without limiting the foregoing, Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.6 above on or before Tenant’s Approval Deadline (defined below).  As used in this Extension Work Letter, “Tenant’s Approval Deadline” means the date occurring 90 days after the mutual execution and delivery of this Agreement; provided, however, that Tenant’s Approval Deadline shall be extended by one day for each day, if any, by which Tenant’s approval of the Construction Pricing Proposal pursuant to Section 2.6 above is delayed by any failure of Landlord to perform its obligations under this Section 2.

3                                        CONSTRUCTION.

3.1              Contractor.  A contractor designated by Landlord (for purposes of this Exhibit A, the “Contractor”) shall perform the Tenant Improvement Work.  In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2              Construction.

3.2.1                Over-Allowance Amount.  If the Construction Pricing Proposal exceeds the Allowance, then, concurrently with its delivery to Landlord of approval of the Construction Pricing Proposal, Tenant shall deliver to Landlord cash in the amount of such excess (for purposes of this Exhibit A, the “Over-Allowance Amount”).  Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance.  After the Construction Pricing Proposal is approved by Tenant, if any revision is made to the Approved Construction Drawings or the Tenant Improvement Work that increases the Construction Pricing Proposal, or if the Construction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved

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Construction Drawings, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord’s request.

3.2.2                Landlord’s Retention of Contractor.  Landlord shall independently retain the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.  Tenant shall pay a construction supervision and management fee (for purposes of this Exhibit A, the “Landlord Supervision Fee”) to Landlord in an amount equal to 5% of the aggregate amount of all Allowance Items other than the Landlord Supervision Fee.

3.2.3                Contractor’s Warranties.  Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after substantial completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall, at its option, either (a) assign to Tenant any right Landlord may have under the Construction Contract (defined below) to require the Contractor to correct, or pay for the correction of, such defect, or (b) at Tenant’s expense, use reasonable efforts to enforce such right directly against the Contractor for Tenant’s benefit.  As used in this Extension Work Letter, “Construction Contract” means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed.

4                                        COMPLETION.  Tenant acknowledges and agrees that the Tenant Improvement Work may be performed during Building Hours before or after the Extension Date.  Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible.  Notwithstanding any contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work or inconvenience suffered by Tenant during the performance of the Tenant Improvement Work shall not delay the Extension Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

5                                        MISCELLANEOUS.  Notwithstanding any contrary provision of this Agreement, if Tenant defaults under the Lease before the Tenant Improvement Work is completed, Landlord’s obligations under this Extension Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.  This Extension Work Letter shall not apply to any space other than the Premises.

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